AMERICAN FUNDS MONEY MARKET FUND

INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS AGREEMENT, dated and effective as of the 1st day of May, 2009, is made and entered into by and between AMERICAN FUNDS MONEY MARKET FUND, a Delaware statutory trust (the “Fund”), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the “Investment Adviser”).

W I T N E S S E T H

The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940, as amended (the "1940 Act").  The Investment Adviser is registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.

NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

1.           The Fund hereby employs the Investment Adviser to provide investment advisory and administrative services to the Fund.  The Investment Adviser hereby accepts such employment and agrees to render the services to the extent herein set forth, for the compensation herein provided.  The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Fund.

2.           The Investment Adviser agrees to provide supervision of the portfolio of the Fund and to determine what securities or other property shall be purchased or sold by the Fund, giving due consideration to the policies of the Fund as expressed in the Fund’s Declaration of Trust, By-Laws, Registration Statement under the 1940 Act and Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), as well as to the factors affecting the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended.

The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value per share.  The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund.  The Investment Adviser shall also, at its expense, provide the Fund with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Fund.

3.           The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein.  Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Fund, its qualification to do business in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; service and distribution expenses pursuant to a plan adopted in accordance with rule 12b-1 under the 1940 Act; expenses incurred for shareholder servicing, recordkeeping, transactional services, tax and informational returns and fund and shareholder communications; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to Trustees not affiliated with the Investment Adviser; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Fund.

4.           The Fund shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month a fee calculated at the annual rate of:

0.295% on the first $1 billion of average daily net assets; plus
0.285% on such assets in excess of $1 billion to $2 billion; plus
0.280% on such assets in excess of $2 billion to $3 billion; plus
0.275% on such assets in excess of $3 billion to $5 billion; plus
0.270% on such assets in excess of $5 billion to $8 billion; plus
0.265% on such assets in excess of $8 billion to $13 billion; plus
0.262% on such assets in excess of $13 billion to $21 billion; plus
0.259% on such assets in excess of $21 billion to $34 billion; plus
0.256% on such assets in excess of $34 billion.

Such fee shall be accrued daily and the daily rate shall be computed based on the actual number of days per year.  For the purposes hereof, the net assets of the Fund shall be determined in the manner set forth in the Agreement and Declaration of Trust and Registration Statement of the Fund.  The advisory fee shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination hereof and shall be prorated for any fraction of a month at the beginning of the termination of such period.

5.           This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Fund or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund.  Unless sooner terminated in accordance with this provision, this Agreement shall continue until [DATE], 2010.  It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Fund, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund.  In either event, any such renewal must be approved by a majority of those Trustees who are not parties to such Agreement nor interested persons of any such party, at a meeting called for the purpose of voting on such approval.

6.           This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

7.           Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

8.           The Investment Adviser shall not be liable to the Fund or its shareholders for any error of judgment, for any mistake of law, for any loss arising out of any investment or for any act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

9.           The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund's estate.  The Investment Adviser agrees to look solely to the assets of the Fund for the satisfaction of any liability in respect of the Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

10.           The fund acknowledges and agrees that the name, "American Funds" and "Capital" or any derivatives thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Fund shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue in effect.  Upon termination of this Agreement the Fund shall forthwith cease to use such names (or derivatives or logos).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

AMERICAN FUNDS MONEY
MARKET FUND

By
President and
Principal Executive Officer

By
Secretary
CAPITAL RESEARCH AND
MANAGEMENT COMPANY

By
President

By
Senior Vice President and Secretary